Exhibit 99.2
Capitalized terms used but not otherwise defined in this Exhibit 99.2, shall have their respective meanings as set forth in the Form 8-K to which this Exhibit is attached.

The Park Holidays Sale may not be completed on the anticipated timeline or at all, which could adversely affect the Company's business plans.

On May 21, 2026, SCOLP entered into the Purchase Agreement to sell Park Holidays. The transaction values Park Holidays at an enterprise value of £768 million (or approximately $1.03 billion). The closing consideration is payable in cash and is subject to certain adjustments. The closing of the Park Holidays Sale is subject to the approval of the UK Financial Conduct Authority, which regulates certain loan brokering activities of Park Holidays. If this condition is not satisfied or waived, or if the counterparty to the Purchase Agreement fails to close the transaction, then the Company will not complete the Park Holidays Sale. Even if the closing condition is ultimately satisfied, its satisfaction may take longer than expected, which could delay the completion of the Park Holidays Sale. Any such delay or failure to complete the Park Holidays Sale could materially and adversely affect our business and the price of our common stock, and could require us to seek alternative strategies for Park Holidays.
The pendency of the Park Holidays Sale could adversely affect the business and operations of the Company and / or Park Holidays.

In connection with the proposed Park Holidays Sale, some clients of Park Holidays may delay or defer decisions, which could adversely affect the revenues, earnings, funds from operations, cash flows and expenses of Park Holidays and the Company, regardless of whether the Park Holidays Sale is completed. Similarly, current and prospective employees of Park Holidays may experience uncertainty about their future roles, which may adversely affect the Company's ability to attract and retain key personnel during the pendency of the Park Holidays Sale. In addition, due to operating covenants in the Purchase Agreement, Park Holidays may be unable (without the other party's prior written consent), during the pendency of the Park Holidays Sale, to pursue strategic transactions and otherwise pursue other actions, even if such actions would prove beneficial, which could have an adverse effect on the Company's business and financial condition.

We will have broad discretion in the use of proceeds from the Park Holidays Sale.

The net proceeds from the Park Holidays sale may be used to support a combination of investing in our existing communities, pursuing attractive external MH and RV growth opportunities, and returning capital to shareholders, as appropriate. Our Board of Directors and management will have broad discretion in the application of the net proceeds, and shareholders will be relying on the judgment of our Board and management regarding the use of these proceeds. The Company may ultimately use the proceeds for different purposes than what is currently intended. The use of those proceeds, including any distributions that may be made, may have adverse tax consequences, both for us and our shareholders, and, in certain cases, if any distributions are made, shareholders may recognize taxable income in excess of the cash they receive. The tax consequences of any such distributions will vary depending on each shareholder's particular circumstances, and shareholders are urged to consult their own tax advisors regarding the specific tax consequences applicable to them. In addition, the Company's failure to apply these funds effectively could have an adverse effect on its business and financial condition.

We may be unable to realize the anticipated benefits of the Park Holidays Sale, once completed, or to do so within the anticipated time frame.

A number of risks and challenges may arise from the Park Holidays Sale that may cause us to be unable to realize the anticipated benefits therefrom, including, but not limited to, purchase price adjustments; unexpected costs, charges or expenses; diversion of management's attention; unexpected operational inefficiencies; and the duration of time to closing the Park Holidays Sale. We cannot predict the scope or nature of these risks, or the timeframe in which we will be able to realize the anticipated benefits of the Park Holidays Sale. These risks could have an adverse effect on the Company's business and financial condition, as well as the Company's ability to accurately predict future performance.

Exhibit 99.2
Our actual business and operating results may differ materially from our guidance or other forward-looking statements.

Guidance and other forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions of such information furnished by us will not materialize or will vary significantly from our actual results. Our guidance and forward-looking statements are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to business, economic, regulatory and competitive uncertainties, and contingencies, many of which are beyond our control, and are based upon specific assumptions with respect to future business decisions, some of which will change, and are solely based on the facts and circumstances presented at the time such information is provided. The likelihood of differences between our guidance and other forward-looking statements and the actual results from our business and operations are significantly higher during the pendency of a significant transaction, such as the Park Holidays Sale, for which there are many assumptions and uncertainties that could impact our business and operating results, including with respect to certainty, timing, proceeds (and the uses thereof), and other factors.